FOR IMMEDIATE RELEASE
October 30, 2018
For more information contact:
John Goodey (419) 247-2800
Welltower Reports Third Quarter 2018 Results
Toledo, Ohio, October 30, 2018…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended September 30, 2018. For the quarter, we generated net income attributable to common stockholders of $0.17 per share and normalized FFO attributable to common stockholders of $1.04 per share.
Quarterly Highlights

•	Increased normalized 2018 FFO guidance to $4.02 to $4.07 per diluted share from $3.99 to $4.06 per diluted share

•
Successfully completed over $2.1 billion of health system and outpatient medical gross investments, and announced a further $480 million of agreements to acquire high quality outpatient medical buildings

•	Successfully closed $1.3 billion senior unsecured notes offering across three tranches with a weighted average maturity of 15.4 years and blended yield to maturity of 4.4%

•	Delivered $96 million of pro rata development projects with an expected stabilized yield of 8.5%

•	Named to the Dow Jones Sustainability World Index for the first time and the Dow Jones Sustainability North America Index for the third consecutive year

•	Recognized by the National Diversity Council as one of the top 10 Diverse Companies in Ohio

“Welltower’s diversified portfolio of Class A health care properties continued to deliver strong relative performance for yet another quarter, while the QCP acquisition demonstrated our forward-thinking vision to transform health care delivery,” commented CEO Tom DeRosa. “Since our announcement of QCP, we have entered into nearly half a billion in acquisition and development agreements with health system partners such as Johns Hopkins and Providence St. Joseph Health, exemplifying our ability to create investment opportunities with leading health systems that deliver long-term shareholder returns."

Capital Activity In July, we closed on a new $3.7 billion unsecured credit facility with improved pricing across both our line of credit and term loan facility and terminated the existing unsecured credit facility. The credit facility includes $3.0 billion of revolving credit capacity at a borrowing rate of 82.5 basis points over LIBOR, $500 million of USD term loan capacity at a borrowing rate of 90.0 basis points over LIBOR and $250 million CAD term loan capacity at 90.0 basis points over CDOR.
On September 30, 2018, we had $191 million of cash and cash equivalents and $1.7 billion of available borrowing capacity under the new primary unsecured credit facility. During the third quarter, we generated approximately $232 million under our dividend reinvestment program and equity shelf program at an average price of $66.07 per share. In August 2018, we completed the issuance of $1.3 billion in aggregate principal amount of senior unsecured notes across three tranches with a weighted average maturity of 15.4 years and a blended yield to maturity of 4.4%, including $600 million in 3.95% notes due 2023, $200 million in 4.25% notes due 2028 and $500 million in 4.95% notes due 2048. Proceeds from these issuances were used to repay advances under the $1 billion term loan facility drawn on in July 2018 and our primary unsecured credit facility.
Dividend The Board of Directors declared a cash dividend for the quarter ended September 30, 2018 of $0.87 per share. On November 21, 2018, we will pay our 190th consecutive quarterly cash dividend to stockholders of record on November 12, 2018. The Board of Directors also declared a quarterly cash dividend on the Series I Cumulative Convertible Perpetual Preferred Stock of $0.8125 per share, payable January 15, 2019 to stockholders of record on December 31, 2018. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity We completed $2.6 billion of pro rata gross investments for the quarter including $2.2 billion in acquisitions, $312 million in acquisition of non-yielding properties in conjunction with the QCP acquisition and $63 million in development funding.  Acquisitions were comprised of two separate transactions at a blended yield of 7.9%. The development fundings are expected to yield 7.3% upon stabilization. We also placed three development projects into service totaling $96 million at a blended stabilized yield of 8.5%. Also during the quarter, we completed dispositions of $316 million consisting of the sale of $147 million of non-yielding properties acquired in the QCP acquisition, other property sales of $109 million at a blended yield on proceeds of 13.4% and loan payoffs of $60 million at an average yield of 9.3%.

3Q18 Earnings Release	October 30, 2018

Notable Investments with Existing Operating Partners
Regents of The University of California We acquired a 100% interest in two off-campus, affiliated outpatient medical buildings in the Thousand Oaks MSA for $30 million, which represents a year one cap rate of 5.5%. The properties combined are 50,533 rentable square feet and are 100% leased. The Regents of the University of California leases 46% of the combined rentable square feet and Providence St. Joseph Health leases 7%. Regents of the University of California, a public university system with ten campuses, already leases over 50,000 square feet of space in our properties. Providence of St. Joseph Health, a national not-for-profit health system with over 51 hospitals and more than 800 clinics in seven states, already leases over 230,000 square feet in our properties.
Brandywine As previously announced, in July 2018, we converted 27 triple-net Brandywine Living properties to a seniors housing operating structure (RIDEA), in which Brandywine will manage the communities under an incentive-based management contract. Brandywine operates a high-quality portfolio of newly built communities with an average age of 13 years, primarily in Northeast MSAs, that represent some of the highest demographic scores in our portfolio. Due to the conversion, we will experience initial rent dilution due to a number of development assets in lease-up, while participating in the future benefit of lease-up as the primary owner of the OpCo and PropCo and a 34.9% owner of the management and development company. We believe the structure aligns Welltower's and Brandywine's interests in benefiting from strong future growth from this great portfolio. Since our initial investment in 19 buildings in 2010, the Brandywine portfolio has grown through acquisitions, developments, expansions and redevelopments, and represents a total of $1.0 billion of pro rata investment.
Notable Investments with New Operating Partners
Acquisition of Quality Care Properties, Inc. ("QCP") and ProMedica Joint Venture As previously announced, on July 26, 2018, we completed the acquisition of QCP, with QCP shareholders receiving $20.75 in cash for each share of QCP common stock. Prior to the acquisition, ProMedica Health System ("ProMedica") completed the acquisition of the operations of HCR ManorCare. Immediately following the acquisition, we formed an 80/20 strategic partnership between Welltower and ProMedica to own the $2.5 billion of real estate associated with 218 properties leased to ProMedica under a new 15 year absolute triple-net master lease. Separate from the partnership, we acquired 87 additional properties for an aggregate investment of $512 million, including 59 non-yielding held-for-sale properties and 13 non-core held-for-sale properties. During the third quarter, we completed the disposition of 19 of the non-yielding properties and 12 of the non-core properties for aggregate proceeds of $225 million, resulting in a $21 million gain on the sale.
Notable Development Conversions
Signature Senior Lifestyle We expanded our relationship with Signature by completing the development of a 95 unit assisted living and memory care property in the town of Bushey within the Greater London MSA. Expected stabilized yield is 10% on Welltower's pro rata £29 million investment. Since our initial acquisition in 2012, we have completed a total of $732 million of follow-on pro rata investments and financings with Signature.
Notable Dispositions
Genesis We completed the disposition of three long-term/post-acute properties for $36 million which represents an 8.8% cap rate on in-place rent.  We realized a gain on the sale of $4 million.
Notable Expected Investments
Medical Pavilion at Howard County General Hospital We have entered into an agreement in principle to acquire an outpatient medical building located on the campus of Johns Hopkins Howard Country General Hospital in Columbia, Maryland for $80 million, which represents a year one cap rate of 4.9%. The 160,000 square foot property is 100% leased and sits adjacent to a 56,000 square foot Welltower owned property on the same campus. With this acquisition, Johns Hopkins will be the principal tenant in four Welltower properties totaling 371,000 square feet, inclusive of the Knoll North Campus a 30 acre complex we acquired in 2015. This transaction is anticipated to close in the fourth quarter.

Medical Office Portfolio We have entered into an agreement to acquire a 100% interest in a 23 property, Class-A medical office portfolio for approximately $400 million. The portfolio has an average age of 10 years and totals 979,000 rentable square feet across 12 major metropolitan markets. The properties are 94% occupied with 96% of the portfolio affiliated with health systems. This transaction is anticipated to close in the fourth quarter.

Outlook for 2018 Net income attributable to common stockholders has been changed to a range of $2.39 to $2.44 per diluted share from the previous range of $2.66 to $2.73 per diluted share, primarily due to changes in projected net gains/losses/impairments and depreciation and amortization offset by the normalizing items in Exhibit 2. We are increasing our 2018 normalized FFO attributable to common stockholders guidance to $4.02 to $4.07 per diluted share from $3.99 to $4.06 per diluted share.  In preparing our guidance, we have updated or confirmed the following assumptions:

•	Same Store NOI: We continue to expect average blended SSNOI growth of approximately 1.0%-2.0% in 2018.

3Q18 Earnings Release	October 30, 2018

•	Acquisitions: 2018 earnings guidance includes any acquisitions closed or announced year to date.

•	Development: We anticipate funding development of approximately $72 million in 2018 relating to projects underway on September 30, 2018.

•
Dispositions:  We are reducing anticipated disposition proceeds from $2.4 billion to $2.2 billion at a blended yield of 6.0% in 2018. This includes approximately $1.4 billion of proceeds from dispositions completed to-date at a blended yield of 6.9%.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders.  We will provide additional detail regarding our 2018 outlook and assumptions on the third quarter 2018 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, October 30, 2018 at 9:00 a.m. Eastern Time to discuss our third quarter 2018 results, industry trends, portfolio performance and outlook for 2018. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 13, 2018. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 7578449. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), net operating income (NOI) and same store NOI (SSNOI) to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.  Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2.  We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Land parcels, loans, and sub-leases as well as any properties acquired, developed/redeveloped (including major refurbishments where 20% or more of units are simultaneously taken out of commission for 30 days or more), sold or classified as held for sale during that period are excluded from the same store amounts. Properties undergoing operator transitions and/or segment transitions (except triple-net to seniors housing operating with the same operator) are also excluded from the same store amounts. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in the company’s financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceeds 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined or segment basis is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

3Q18 Earnings Release	October 30, 2018

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2018, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q18 Earnings Release	October 30, 2018

Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2018	2017
Assets
Real estate investments:
Land and land improvements	$3,193,555	$2,806,586
Buildings and improvements	27,980,830	26,010,364
Acquired lease intangibles	1,562,650	1,492,279
Real property held for sale, net of accumulated depreciation	619,141	70,995
Construction in progress	135,343	344,742
	33,491,519	30,724,966
Less accumulated depreciation and intangible amortization	(5,394,274)	(4,826,418)
Net real property owned	28,097,245	25,898,548
Real estate loans receivable	409,196	496,850
Less allowance for losses on loans receivable	(68,372)	(5,406)
Net real estate loans receivable	340,824	491,444
Net real estate investments	28,438,069	26,389,992
Other assets:
Investments in unconsolidated entities	423,192	407,507
Goodwill	68,321	68,321
Cash and cash equivalents	191,199	236,247
Restricted cash	90,086	59,064
Straight-line rent receivable	388,045	393,142
Receivables and other assets	650,207	626,106
	1,811,050	1,790,387
Total assets	$30,249,119	$28,180,379

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$1,312,000	$420,000
Senior unsecured notes	9,655,022	8,315,395
Secured debt	2,465,661	2,713,513
Capital lease obligations	71,377	72,684
Accrued expenses and other liabilities	1,074,994	1,027,375
Total liabilities	14,579,054	12,548,967
Redeemable noncontrolling interests	400,864	386,748
Equity:
Preferred stock	718,498	718,503
Common stock	376,353	371,012
Capital in excess of par value	17,889,514	17,564,805
Treasury stock	(68,753)	(62,363)
Cumulative net income	6,008,095	5,416,427
Cumulative dividends	(10,478,020)	(9,138,346)
Accumulated other comprehensive income	(138,491)	(141,240)
Other equity	489	1,127
Total Welltower Inc. stockholders’ equity	14,307,685	14,729,925
Noncontrolling interests	961,516	514,739
Total equity	15,269,201	15,244,664
Total liabilities and equity	$30,249,119	$28,180,379

3Q18 Earnings Release	October 30, 2018

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2018	2017	2018	2017
	Revenues:
	Rental income	$342,887	$362,880	$1,019,857	$1,085,621
	Resident fees and service	875,171	702,380	2,374,450	2,049,757
	Interest income	14,622	20,187	42,732	61,836
	Other income	3,699	6,036	22,217	15,169
	Gross revenues	1,236,379	1,091,483	3,459,256	3,212,383
	Expenses:
	Interest expense	138,032	122,578	382,223	357,405
	Property operating expenses	657,157	523,997	1,782,373	1,536,021
	Depreciation and amortization	243,149	230,138	707,625	683,262
	General and administrative expenses	28,746	29,913	95,282	93,643
	Loss (gain) on derivatives and financial instruments, net	8,991	324	(5,642)	2,284
	Loss (gain) on extinguishment of debt, net	4,038	—	16,044	36,870
	Impairment of assets	6,740	—	39,557	24,662
	Other expenses	88,626	99,595	102,396	117,608
	Total expenses	1,175,479	1,006,545	3,119,858	2,851,755
	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	60,900	84,938	339,398	360,628
	Income tax (expense) benefit	(1,741)	(669)	(7,170)	5,535
	Income (loss) from unconsolidated entities	344	3,408	(836)	(23,676)
	Income (loss) from continuing operations	59,503	87,677	331,392	342,487
	Gain (loss) on real estate dispositions, net	24,723	1,622	373,662	287,869
	Net income (loss)	84,226	89,299	705,054	630,356
Less:	Preferred dividends	11,676	11,676	35,028	37,734
	Preferred stock redemption charge	—	—	—	9,769
	Net income (loss) attributable to noncontrolling interests	8,166	3,580	13,539	7,735
	Net income (loss) attributable to common stockholders	$64,384	$74,043	$656,487	$575,118
	Average number of common shares outstanding:
	Basic	373,023	369,089	372,052	366,096
	Diluted	374,487	370,740	373,638	367,894
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.17	$0.20	$1.76	$1.57
	Diluted	$0.17	$0.20	$1.76	$1.56
	Common dividends per share	$0.87	$0.87	$2.61	$2.61

3Q18 Earnings Release	October 30, 2018

Outlook reconciliations: Year Ending December 31, 2018				Exhibit 1
(in millions, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$994	$1,020	$894	$913
Impairments and losses (gains) on real estate dispositions, net(1,2)	(452)	(452)	(479)	(479)
Depreciation and amortization(1)	938	938	978	978
NAREIT FFO attributable to common stockholders	1,480	1,506	1,393	1,412
Normalizing items, net(1,3)	8	8	110	110
Normalized FFO attributable to common stockholders	$1,488	$1,514	$1,503	$1,522

Per share data attributable to common stockholders:
Net income	$2.66	$2.73	$2.39	$2.44
NAREIT FFO	$3.97	$4.04	$3.72	$3.78
Normalized FFO	$3.99	$4.06	$4.02	$4.07

Other items(1)
Net straight-line rent and above/below market rent amortization	$(64)	$(64)	$(67)	$(67)
Non-cash interest expenses	15	15	13	13
Recurring cap-ex, tenant improvements, and lease commissions	(78)	(78)	(84)	(84)
Stock-based compensation	22	22	24	24

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2.

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2018		2017	2018	2017
Loss (gain) on derivatives and financial instruments, net	$8,991	(1)	$324	$(5,642)	$2,284
Loss (gain) on extinguishment of debt, net	4,038	(2)	—	16,044	36,870
Preferred stock redemption charge	—		—	—	9,769
Incremental stock-based compensation expense	—		—	3,552	—
Nonrecurring income tax benefits	—		—	—	(7,916)
Other expenses	88,626	(3)	99,595	102,396	117,608
Additional other income	—		—	(10,805)	—
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	724	(4)	4,173	4,933	29,024
Net normalizing items	$102,379		$104,092	$110,478	$187,639

Average diluted common shares outstanding	374,487		370,740	373,638	367,894
Net normalizing items per diluted share	$0.27		$0.28	$0.30	$0.51

Notes:	(1) Primarily related to mark-to-market of Genesis HealthCare stock holdings.
(2) Primarily related to extinguishment of term loan facility.
(3) Primarily related to non-capitalizable transaction costs.
(4) Primarily related to non-capitalizable transaction costs in joint ventures.

3Q18 Earnings Release	October 30, 2018

FFO Reconciliations				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$64,384	$74,043	$656,487	$575,118
Depreciation and amortization	243,149	230,138	707,625	683,262
Impairments and losses (gains) on real estate dispositions, net	(17,983)	(1,622)	(334,105)	(263,207)
Noncontrolling interests(1)	(17,498)	(16,826)	(51,543)	(51,887)
Unconsolidated entities(2)	13,220	9,989	38,753	43,066
NAREIT FFO attributable to common stockholders	285,272	295,722	1,017,217	986,352
Normalizing items, net(3)	102,379	104,092	110,478	187,639
Normalized FFO attributable to common stockholders	$387,651	$399,814	$1,127,695	$1,173,991

Average diluted common shares outstanding	374,487	370,740	373,638	367,894

Per share data attributable to common stockholders:
Net income (loss)	$0.17	$0.20	$1.76	$1.56
NAREIT FFO	$0.76	$0.80	$2.72	$2.68
Normalized FFO	$1.04	$1.08	$3.02	$3.19

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.87	$2.61	$2.61
Normalized FFO attributable to common stockholders per share	$1.04	$1.08	$3.02	$3.19
Normalized FFO payout ratio	84%	81%	86%	82%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(19,164)	$(19,167)	$(48,940)	$(54,146)
Non-cash interest expenses	2,297	3,972	9,537	9,823
Recurring cap-ex, tenant improvements, and lease commissions	(22,478)	(16,651)	(56,744)	(45,720)
Stock-based compensation(5)	6,075	5,409	18,340	15,078

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(5) Excludes certain severance related stock-based compensation recorded in other expense and normalized incremental stock-based compensation expense (see Exhibit 2).